UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 3, 2010 Date of Earliest Event Reported: September 2, 2010

Sotheby’s

(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue New York, NY	10021

(Address of principal executive offices)	(Zip Code)

(212) 606-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THIS REPORT

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 2, 2010 Sotheby’s, a Delaware corporation, (the “Company”), entered into a new Employment Agreement (“Agreement”) with William F. Ruprecht, President and Chief Executive Officer, which replaces Mr. Ruprecht’s employment agreement dated March 31, 2006, as amended (“Previous Agreement”), which was scheduled to expire in March 2011. The Agreement is for a four year term ending August 31, 2014 with one year renewals thereafter unless the Company or Mr. Ruprecht provides notice of non-renewal at least five months prior to the end of the term or an annual extension.

Under the new Agreement, Mr. Ruprecht’s annual salary will remain at $700,000. Mr. Ruprecht is entitled to an annual cash target bonus of $1,400,000 with maximum payment of 200% of the cash target bonus. He is also entitled to be awarded annual performance share unit (“PSU”) grants of a minimum of $3.5 million up to a maximum of $4.5 million in the discretion of the Compensation Committee vesting ratably over four years but contingent upon the attainment of performance goals.

In consideration of foregoing certain benefits under the Previous Agreement, the Agreement provides for a one-time payment to Mr. Ruprecht of $250,000. Such foregone benefits include reimbursement of excise tax related to payments due to Mr. Ruprecht upon a change of control of the Company and the associated tax gross-up, reduced perquisites and elimination of tax gross-up on perquisite payments. The one-time payment is also intended to cover a portion of the legal and consulting fees that Mr. Ruprecht incurred during the course of the contract negotiations.

In the event of the termination of Mr. Ruprecht’s employment by the Company without Cause or by Mr. Ruprecht for Good Reason (as the terms Cause and Good Reason are defined in the Agreement), Mr. Ruprecht will be paid $4 million and he and his dependents will receive continued coverage for three years under the Company’s medical, dental, vision and life insurance plans. His currently outstanding restricted stock and restricted stock unit awards will be fully vested and his PSU awards will continue to vest contingent upon the Company attaining the performance goals.

In the event of termination by the Company for Cause, or termination by Mr. Ruprecht without Good Reason, Mr. Ruprecht will not be entitled to any termination payment or any bonus, whether accrued or not. In the event of death or disability, a $2 million lump sum is payable together with existing entitlements under the Company’s life insurance or disability plans and his currently outstanding restricted stock and restricted stock unit awards will be fully vested and his PSU awards will continue to vest contingent upon the attainment of performance goals.

Payments to Mr. Ruprecht under the Agreement supersede any payments under the Company’s severance plan.

Mr. Ruprecht and the Company have agreed to eliminate the $2 million payment to Mr. Ruprecht provided under the Previous Agreement at the end of its term. At the end of the term of the new Agreement, Mr. Ruprecht and his dependents will continue to be covered for three years under the Company’s medical, dental, vision and life insurance plans and his PSU awards will continue to vest contingent upon the Company attaining the performance goals.

The Agreement provides that the Company may, pursuant to Company policy adopted consistent with applicable law, recoup incentive compensation paid to Mr. Ruprecht based on financial statements that are restated.

During his employment and for one year thereafter, Mr. Ruprecht may not compete with the Company, solicit employees to leave the Company’s employ or solicit business of the Company’s clients. Mr. Ruprecht and the Company also agree to mutual nondisparagement covenants.

Mr. Ruprecht is required to release the Company of all claims in order to obtain his termination of employment benefits. The Company will also release Mr. Ruprecht of all claims except for those based on facts and circumstances of which Mr. Ruprecht is aware at the time of signing the Release and fails to disclose. Mr. Ruprecht has also entered into a Confidentiality Agreement with the Company by which he agrees not to disclose confidential information for two years, except that the obligation to keep client data confidential will be unlimited in duration.

9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement dated September 1, 2010 between the Company and William F. Ruprecht.

10.2	Confidentiality Agreement dated September 2, 2010 between the Company and William F. Ruprecht.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY’S

By	/s/ Gilbert L. Klemann, II

Gilbert L. Klemann, II
Executive Vice President, Worldwide General
Counsel and Secretary

Date: September 3, 2010